Insider Trading Policy
Effective Date: October 31, 2024
Policy Summary:
This Insider Trading Policy (the “Policy”) is important because federal securities laws prohibit trading in a company’s stock on the basis of material nonpublic information. Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, gift, donate or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. Penalties for violations of insider trading laws include potential liability and reputational harm for Mohawk Industries, Inc. and its subsidiaries (collectively, the “Company”), as well as disciplinary, civil and criminal sanctions for individuals. Generally,
•    Board members, Team Members and the Company itself are prohibited from trading in the Company’s stock while they are in possession of material nonpublic information relating to the Company or its securities.
•    Board members, executive officers and certain other persons may not trade in the Company’s stock during specified blackout periods.
•    Board members and Section 16 officers must pre-clear their trades with the office of the General Counsel.
•    Although the main focus of this Policy is the prohibition of insider trading with respect to the Company’s securities, the laws also prohibit trading on inside information with respect to any public company’s securities, including those of competitors, commercial partners, suppliers and customers (the “Other Companies”). Accordingly, Team Members must be mindful that any third-party confidential information they learn in the course of employment with the Company may be subject to insider trading considerations.
•    This Policy also outlines procedures and provides templates to support compliance with all requirements.
Team Members must read the entire Insider Trading Policy. If any Team Member has any questions, such questions should be directed to the office of the General Counsel.

Background and Purpose:
Federal securities laws prohibit any member of the Board of Directors (a “Board Member”), any officer or employee of the Company (collectively, “Team Members”), and those other persons and entities identified in Section 2.1 herein, from purchasing or selling Company or Other Companies securities on the basis of material nonpublic information (referred to as “MNPI”) concerning the Company or the Other Companies, as applicable, as well as tipping MNPI to other persons.
These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on Board

Members, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (referred to as “controlling person liability”).
Accordingly, the purposes of this Policy are as follows:
•    preventing violations of the insider trading laws;
•    fostering compliance with applicable reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”);
•    avoiding even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•    protecting the Company from controlling person liability; and
•    protecting the reputation of the Company, its Board Members, and Team Members.
As detailed below, this Policy also applies to family members and certain other persons and entities with whom Board Members and Team Members have relationships.

1.1    What Type of Information Is “Material”?
Information is “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material:
•    the Company’s key financial metrics and results;
•    guidance on earnings estimates and changing or confirming such guidance at a later date, or other projections of future financial performance;
•    significant mergers, acquisitions, dispositions, joint ventures, tender offers or other significant changes in assets of the Company;
•    changes in control or in CEO, or CFO or other executive officers;
•    incurrence, refinancing, cancellation or repayment of or any other significant transaction involving the Company’s corporate debt, including changes to any key debt terms, such as amounts, interest rates and maturities, or any other key change to the Company’s capital structure;
•    financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders);
•    any financing transactions outside of the ordinary course of business;
•    development or launch of a new product or product category, or a significant change in the strategic direction of an existing product or product category;
•    any decision to commence the payment of dividends (or any subsequent change in dividend policy);

•    the establishment of a program to repurchase securities of the Company, or any amendment or successor programs thereto;
•    a stock split;
•    termination of, or amendments or modifications to, any existing material or significant contracts, or entering into any new material or significant contracts (including, without limitation, marketing, licensing, joint venture or similar agreements), in each case other than in the ordinary course of business;
•    a default on outstanding debt of the Company or a bankruptcy filing, corporate restructuring or receivership;
•    cybersecurity incidents, including vulnerabilities or data breaches;
•    significant legal or regulatory matters;
•    significant write-offs;
•    change in or dispute with the Company’s independent registered public accounting firm;
•    a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon and/or that a restatement will be needed; or
•    a conclusion by the Company or its management or independent auditor that there exist, or may exist, deficiencies (such as a material weakness or significant deficiency) in the Company’s controls and related functions, including, without limitation, its internal controls or disclosure controls and procedures.
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. Any person covered by this Policy should resolve any question concerning materiality of particular information in favor of materiality, and thus the activities prohibited by this Policy should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. The SEC takes a broad view as to what information is considered material. If you have any questions as to whether certain information is material, please contact the office of the General Counsel.

1.2    When Is Information “Nonpublic”?
Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors and the public generally.
For purposes of this Policy, information is “nonpublic” until three criteria have been satisfied:
(1) the information has been widely disseminated in one or more of the following ways – (a) it has been carried in a “financial” news service such as Bloomberg, (b) it has been carried in a “general” news service such as the Associated Press, (c) it has appeared in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), (d) it has been made at a conference or during a call to which the public has been granted access by telephonic or electronic transmission or (e) by any other means, which, after consultation with the office of the General Counsel, is believed to provide broad, non-exclusionary distribution of the information to the public in a manner satisfying applicable rules and regulations;

(2) the information disclosed was some form of “official” announcement (the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate); and
(3) a sufficient amount of time has passed so that the information has had an opportunity to be absorbed by the marketplace.

Prohibitions Relating to Transactions in the Company’s Securities:
2.1    Persons Covered by this Policy. This Policy applies to the following persons or entities, hereafter referred to as Covered Persons:
•    all Board Members;
•    all Team Members;
•    all family members of Board Members and Team Members, which, for purposes of this Policy, means: (1) those family members who reside with a Board Member or Team Member, and (2) any family member who does not reside in the Board Member’s or Team Member’s household but (a) who is financially dependent on such Board Member or Team Member, or (b) whose transactions in the Company’s securities are directed by the Board Member or Team Member or subject to the Board Member’s or Team Member’s influence or control (collectively, “Family Members”); and
•    all corporations, partnerships, trusts, or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities (all hereafter referred to as “Related Entities”).

2.2    Prohibition on Transactions While In Possession of MNPI. Except as provided in Section 4, no Covered Person may:
•    purchase, sell, gift or donate any securities of the Company or engage in any other transaction to acquire, transfer or dispose of securities, including, but not limited to, market option exercises, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan, while he or she is in possession of any MNPI concerning the Company or recommend to another person that he or she do so;
•    disclose to any other person any MNPI concerning the Company;
•    purchase, sell, gift or donate any securities of any Other Company or engage in any other transaction to acquire, transfer or dispose of securities of any Other Company while he or she is aware of any MNPI concerning such Other Company that he or she learned in the course of his or her service as a Board Member or Team Member or recommend to another person that he or she do so;
•    disclose to any other person any MNPI concerning any Other Company which he or she learned in the course of his or her service as a Board Member or Team Member; or
•    comment on stock price movements or rumors of other corporate developments (including discussions in Internet chat rooms, on message boards, social media websites, news groups or any other similar forums) that are of possible significance to the investing public except in the ordinary course of business consistent with the guidelines set forth in this Policy and the Mohawk Industries Regulation FD Policy.

2.3    Prohibition and Restrictions on Short Sales, Derivative Transactions and Hedges. No Covered Person may engage in short sales of Company securities, including short sales “against the box.” In addition, the Company strongly discourages you from engaging in purchases or sales of puts, calls, or other derivative instruments or securities based on the Company’s securities, as well as other transactions designed to hedge, offset or reduce the risk of price fluctuations in the Company’s equity. Any Covered Person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the office of the General Counsel. Any request for preclearance of a hedging or similar arrangement must be submitted to the office of the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Additional Prohibitions Applicable to Directors, Executive Officers and Designated Employees:
3.1    This Section 3 imposes additional requirements on certain persons in the Company who may have access to MNPI as part of their ordinary course roles and responsibilities (such persons, “Access Persons”). For purposes of this Policy, Access Persons are designated as follows:
•    all Board Members;
•all officers subject to Section 16 of the Exchange Act (the “Section 16 Officers”) and their executive assistants;
•    all Team Members in the following departments:
Corporate Legal;
Corporate Communications and Investor Relations;
Corporate Accounting and SEC Reporting; and
Financial Planning and Analysis.
•    all Team Members at the level of Director and above in the following departments:
Human Resources and Compensation;
Corporate Tax;
Treasury;
Information Technology; and
Internal Audit.
•    the Chief Financial Officer of each of the Company’s reporting segments;
•    any other Team Member deemed by the Company to be an Access Person, effective immediately upon notification thereof of such designation by the Senior Director—Compensation and/or office of the General Counsel (which may be in the form of a notification of Blackout Periods (as defined below) or a separate communication) and until such time, if ever, that such designation is cancelled by the Company;
•all Family Members of the above listed Access Persons; and
•    all Related Entities of the above listed Access Persons.

3.2    Blackout Periods.
(a)    Regular Blackout Periods. Except as provided in Section 4, no Access Person may purchase, sell, gift or donate, or otherwise acquire or dispose of, any securities of the Company during the period beginning on the last trading day that is fourteen calendar days prior to the end of each fiscal quarter and ending on the second business day after the public announcement of earnings for such quarter (a “Regular Blackout Period”). For example, if the public announcement of earnings takes place after market close on Thursday, then the Regular Blackout Period ends at 12:00am on Monday. If the public announcement and related call occur and conclude before market open on Monday, then the Regular Blackout Period ends at 12:00am on Wednesday.
(b)    Special Blackout Periods. The Company may from time to time notify Board Members, applicable Access Persons or specified Team Members that an additional blackout period (a “Special Blackout Period”) is in effect and applicable to them in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual subject to the Special Blackout Period may purchase, sell, gift or donate, or otherwise acquire or dispose of, any securities of the Company during such Special Blackout Period or inform anyone else that a Special Blackout Period is in effect.
In this Policy, Regular Blackout Periods and Special Blackout Periods are each referred to as a “Blackout Period.”
(c)    Notification of Blackout Periods. The Company will deliver an e-mail (or other communication) notifying all Access Persons when a Regular Blackout Period will begin and end. In the case of a Special Blackout Period, the Company will notify Board Members and other applicable Access Persons and other specified Team Members by e-mail (or other communication) when the Special Blackout Period begins and when it ends. The Company’s delivery or nondelivery of these e-mails (or other communications) does not relieve any such persons of the obligation to only trade in securities of the Company in full compliance with this Policy.

3.3    Notice and Pre-Clearance of Transactions. Certain Access Persons are required to obtain pre-clearance of any trading activity, including derivative transactions, as described in this Section 3.3.
(a)Pre-Transaction Clearance. No Board Member or Section 16 Officer (a “Pre-Clearance Person”) may (i) purchase or sell or otherwise acquire or dispose of securities of the Company, (ii) enter into a derivative or other hedging transaction involving securities of the Company, or (iii) enter into a plan with respect to the purchase or sale of securities of the Company, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with the office of the General Counsel. A request for pre-clearance shall be made at least two business days in advance of the proposed transaction by submitting it to the office of the General Counsel in writing (including via email). Pre-clearance must be in writing (including via email) and must specify the securities involved. The office of the General Counsel (collectively, as applicable, the “Approving Officers”) shall have sole discretion to decide whether to clear any contemplated transaction.
All trades and plans that are pre-cleared must be effected within two business days of receipt of the pre-clearance unless a specific exception has been granted by the applicable Approving Officers. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the two business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of MNPI or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.
(b)    Post-Transaction Notice. To facilitate public reporting requirements, each Board Member and Section 16 Officer shall also notify the Senior Director—Compensation and the office of the General Counsel (or his or her designee) of (i) the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, or (ii) the entry into, amendment or termination of any plan with respect to the purchase or sale of Company securities, in each case, as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price of each tranche of securities bought or sold in the transaction.
(c)    Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Exceptions:
4.1    Exceptions. The prohibitions in Sections 2.2 and 3.2 on purchases, sales, gifts and donations of Company securities do not apply to:
•    exercises of stock options or other equity awards that would otherwise expire (including any automatic option exercise provisions contained in award agreements for such purpose) or the surrender to or withholding by the Company of shares in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Team Member or Board Member is aware of MNPI or, in the case of an Access Person, during a Blackout Period;
•    transferring of shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime);
•    the execution of transactions pursuant to a trading plan that complies with Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”); provided that any such plan entered into by a Pre-Clearance Person has been pre-cleared in accordance with Section 3.3;
•    to the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy;
•    to the extent the Company offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Company’s employee stock purchase plan; however, the sale of any such stock and changing instruction regarding the level of withholding contributions that are used to purchase stock are subject to this Policy; or

•    to the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Company’s securities; however, (i) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (ii) a participant’s sale of any of the Company’s securities purchased pursuant to the DRIP, are subject to this Policy.

4.2    10b5-1 Plans. The prohibitions in Sections 2.2 and 3.2 on purchases, sales, gifts and donations of Company securities do not apply to purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “Trading Plan”) that is adopted and operated in compliance with Rule 10b5-1; provided such Trading Plan: (i) is in writing; (ii) was submitted to the Company for review by the Company and pre-cleared by the office of the General Counsel prior to its adoption; (iii) was not adopted while the applicable person was aware of MNPI or, in the case of an Access Person, otherwise during a Blackout Period; and (iv) in the case of a Board Member or Section 16 Officer, requires the Board Member’s or Section 16 Officer’s broker to notify the Company before the close of business on the day after the execution of the transaction.
(a)Required Waiting Period for Trading Plans. At all times, Trading Plans must include such waiting or “cooling-off” periods as may be required by Rule 10b5-1 (including, without limitation, the maximum cooling off period permitted under such rule).
(b)Modifications to or Terminations of Trading Plans. Modifications to or terminations of Trading Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Trading Plan must also comply with all of the above requirements, including pre-clearance by the General Counsel, occurrence outside of a Blackout Period and compliance with any required waiting period under Rule 10b5-1.
(c)No more than One Trading Plan/No Overlapping Trading Plans. No person may have more than one Trading Plan or overlapping Trading Plans, except to the extent permitted by Rule 10b5-1.
Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy shall automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Trading Plans for Board Members and certain Access Persons).
The Company reserves the right to withhold pre-clearance of any Trading Plan that the Company determines is not consistent with the rules regarding such plans.

4.3    Exemptions. Those subject to Blackout Periods may request an exemption for periods during a blackout if they are not in possession of MNPI and are not otherwise prohibited from trading pursuant to this Policy. Exemptions will be granted infrequently and only in exceptional circumstances. Any request for an exemption shall be made to the office of the General Counsel, and such executive officer may consult and jointly decide with other appropriate executive officers whether such exemption will be granted.

4.4    Partnership Distributions. Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Board Member is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected Board Member and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

4.5    Underwritten Public Offering. Nothing in this Policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities laws.

4.6    Application of Policy after Cessation of Service. For all Covered Persons, this Policy continues in effect until the end of the first Regular Blackout Period after termination of employment or other relationship with the Company, except that, unless otherwise notified by the Company, the pre-clearance requirements set forth in Section 3.3 continue to apply to Pre-Clearance Persons and their respective Family Members and Related Entities for six months after termination of their status with the Company.
Penalties for Violation:
5.1     Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment (which termination shall be deemed to be termination for “cause”). In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings that can result in significant fines and civil penalties, being barred from service as an officer or director of a public company or being sent to jail.
Company Education and Assistance:
6.1    Education. The Company shall take reasonable steps designed to ensure that all Board Members and Team Members are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

6.2    Assistance. The Company shall provide reasonable assistance to all Board Members and Section 16 Officers, as requested by such Board Members and Section 16 Officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Board Members and Section 16 Officers.

6.3    Limitation on Liability. None of the Company, the General Counsel, or the Company’s other Team Members will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a trading plan pursuant to Section 4.1, none of the Company, the General Counsel, or the Company’s other Team Members assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan. Any decision by the Company to pre-clear a transaction under this Policy does not constitute legal advice, and it is your responsibility to ensure compliance with applicable securities laws when trading in the Company’s securities.
Amendment:
7.1     The Policy may be amended from time to time. In addition, any changes or amendments that may be required or necessary to the Policy as a result of any new regulatory or changes to existing regulatory requirements that may be applicable to matters covered in, or subject to, the Policy (including, without limitation any new laws, rules, or regulations as may be adopted by the SEC or listing requirements of the New York Stock Exchange) shall automatically be deemed to be incorporated in the Policy immediately as of the applicable effective date of any such new laws, rules, regulations, or listing requirements notwithstanding any delays in amendments to the Policy.